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                                    EXHIBIT 1



                                                    July 9, 1997



VOTED:

         That, pursuant to Section 132G of Chapter 175 of the Massachusetts General Laws, the Company establish and maintain a separate investment account, to be known as "Massachusetts Mutual Variable Annuity Separate Account 4" ("Separate Account 4" ), for the purpose of investing payments received under certain variable annuity contracts issued by the Company (the "Variable Annuity Contracts"); that the assets of Separate Account 4 be invested in one or more of the series of either the Oppenheimer Variable Account Funds or the Panorama Series Fund, Inc., as such funds now or hereafter may be constituted, and in such other investments as the Company may from time to time deem appropriate; that the income, if any, and gains or losses, realized or unrealized, on Separate Account 4 be credited to or charged against the amounts placed in Separate Account 4 without regard to the other income, gains or losses of the Company; that the Variable Annuity Contracts be drafted to provide that the assets of Separate Account 4 equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct; that all necessary actions be taken to qualify, and maintain the qualification of Separate Account 4 with appropriate governmental agencies or entities having jurisdiction thereof; and that the chief executive officer or the chief operating officer of the Company be, and each acting singly hereby is, authorized to establish additional segments of Separate Account 4 or further divide any segment of Separate Account 4 into additional divisions, as such officer in his discretion deems necessary or appropriate.

VOTED FURTHER:

         That the Company's General Investment Account be, and it hereby is, authorized to provide initial capital to Separate Account 4, the amount thereof not to exceed $150,000.